EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

Board of Directors
ASD Group, Inc.
Poughkeepsie, New York


     We consent to the use in this Amendment No. 4 to Registration Statement No. 333-7731 of ASD Group, Inc. of our report dated August 15, 1996 (October 21, 1996 as to Note 11 and December 26, 1996 as to Note 12), such report includes an explanatory paragraph that refers to the restatement of the June 30, 1995 consolidated financial statements, appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Stamford, Connecticut

April 15, 1997